UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) — June 1, 2012

ASSURED GUARANTY LTD.

(Exact name of registrant as specified in its charter)

Bermuda	001-32141	98-0429991
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Assured Guaranty Ltd.

30 Woodbourne Avenue

Hamilton HM 08 Bermuda

(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 279-5700

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01               Regulation FD Disclosure

On June 1, 2012, Assured Guaranty Ltd. (“AGL”) made available in the Investor Information section of its website the following materials, which can be obtained from such website at the links provided below:

•                                          the Assured Guaranty Corp. March 31, 2012 Financial Supplement (www.assuredguaranty.com/investor-information/by-company/agc/financial-information)

•                                          the Assured Guaranty Municipal Corp. March 31, 2012 Financial Supplement (www.assuredguaranty.com/investor-information/by-company/agm/financial-information)

•                                          its Fixed Income Investor Presentation for the First Quarter of 2012 (www.assuredguaranty.com/presentations)

In addition, on June 1, 2012, AGL and its wholly owned subsidiary Assured Guaranty US Holdings Inc. (“AGUS”) completed the remarketing of the $172.5 million aggregate principal amount of 8.50% Senior Notes due 2012 (CUSIP No. 04621W AB6) (the “Senior Notes”) issued by AGUS, which Senior Notes comprise a part of the equity units issued in 2009 (CUSIP No. G0585R 122) (the “Equity Units”), and the settlement of the forward purchase contract component of the Equity Units. AGUS purchased all of the Senior Notes in the remarketing at an aggregate price of 100% of the aggregate principal amount thereof, in accordance with the terms of the Equity Units. AGUS will retire all of the Senior Notes that it purchased in the remarketing. The proceeds from the remarketing were used to satisfy the purchase price for the AGL common shares issued to holders of the Equity Units pursuant to the forward purchase contract comprising a part of the Equity Units. Each forward purchase contract provided for the issuance of 3.8924 AGL common shares at a price of $50.00. The settlement of the forward purchase contracts resulted in AGL issuing an aggregate of approximately 13,248,780 common shares for an aggregate purchase price of $172.5 million. As a result of the settlement of the forward purchase contracts, the Equity Units ceased to exist and are no longer traded.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASSURED GUARANTY LTD.

	By:	/s/ Robert A. Bailenson
		Name:	Robert A. Bailenson
		Title:	Chief Financial Officer

DATE: June 1, 2012

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